Prospectus                                      Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-85203




                                12,166,008 Shares



                             WIT CAPITAL GROUP, INC.



                                  Common Stock


                               ------------------



         We are an Internet investment banking and brokerage firm. This prospectus relates to the resale of our common stock by our officers and directors and others who may be in a control relationship with us and by certain of our employees. The common stock which may be sold has previously been acquired, or will be acquired, by these individuals under written compensation contracts or upon exercise of options granted to them under our Stock Incentive Plan. The Stock Incentive Plan amended and restated the Stock Option and Restricted Stock Purchase Plan, effective March 1, 1999.

         We will not receive any of the proceeds from these sales. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

         Our common stock is quoted on the Nasdaq National Market (Symbol:
WITC). On November 29, 1999, the closing price of the common stock was $19.69 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




          The date of this supplemented prospectus is December 1, 1999

         We have not, nor has any individual named in this prospectus, authorized any person to give any information or to make any representation other than those contained in, or incorporated by reference into, this prospectus. This prospectus does not constitute an offer to sell or solicitation of an offer to buy.

         We have filed a registration statement on Form S-8 in respect of the common stock offered by this prospectus with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. You should read this entire prospectus carefully as well as the registration statement for additional information.

                       WHERE YOU CAN FIND MORE INFORMATION

         We must file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus may update documents previously filed with the SEC, and later information that we file with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

         o Our quarterly report on Form 10-Q for the period ended September 30, 1999 filed with the SEC on November 15, 1999;

         o Our current report on Form 8-K dated November 4, 1999 filed with the SEC on November 4, 1999;

         o Our quarterly report on Form 10-Q for the period ended June 30, 1999 filed with the SEC on August 13, 1999;

         o        Our Registration Statement on Form S-1 (Registration No.
                  333-74619) filed with the SEC on March 18, 1999 and Amendments Nos. 1 through 3 thereto, in which the terms of the common stock are described;

         o Our prospectus contained in the Registration Statement on Form S-1 (Registration No. 333-74619), filed pursuant to Rule 424(b) under the Securities Act on June 4, 1999, for the offering of 7,600,000 shares of common stock; and

         o Our Form 8-A filed with the SEC on June 1, 1999, including any amendments or reports filed for the purpose of updating the description of our common stock that is incorporated by reference therein.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                             Wit Capital Group, Inc.
                            826 Broadway, Sixth Floor
                            New York, New York 10003
                              Attention: Secretary
                                  212-253-4400

                                -----------------

     Information on our website is not part of this supplemented prospectus.

                                  OUR BUSINESS

         We are an Internet investment banking and brokerage firm that uses electronic mail and the Web to offer and sell shares in public offerings to individuals. We also produce and electronically disseminate investment research to individual investors. We also advise corporate clients in connection with significant transactions like mergers and acquisitions and assist them with the development of Internet strategies and businesses and in raising funds from private sources. Our investment banking activities focus on companies that principally use the Internet to conduct their businesses and, more generally, on issuers seeking to market their stock offerings to online individual investors. Beginning recently, we are focusing as well on other rapidly growing sectors of the economy that are related to or dependent on Internet technology.

         We also provide online brokerage services. In addition, we manage a proprietary private equity fund and intend to create and manage additional private equity funds primarily for high net worth individuals. Under our management, these funds will make private investments in companies in the Internet sector and other industries.

         In October 1999 we entered into an agreement to acquire SoundView Technology Group, Inc., a private investment banking firm focused exclusively on the technology sector, for approximately $320 million in cash and stock. We expect to complete the transaction during the first quarter of 2000.


                                    PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our common stock by the individuals named herein.

                              SELLING STOCKHOLDERS

         The following table identifies our executive officers and directors as well as certain of our current and former employees, any of whom may use this prospectus to sell our common stock. The shares listed below or held by these current or former employees will not be transferable until December 7, 1999. We do not know whether the individuals listed below will sell any or all of their shares covered by this prospectus. Assuming all such shares are sold by them, none of the individuals would own one percent (1%) or more of our common stock.

                                                          AS OF NOVEMBER 22, 1999                   AS OF DECEMBER 31, 1999
                                              ---------------------------------------------------   -----------------------
                                                                                 NUMBER OF SHARES      NUMBER OF SHARES
                                                 NUMBER OF                       COVERED BY THIS       COVERED BY THIS
                                              SHARES OWNED(1)                       PROSPECTUS           PROSPECTUS(5)
                                              ---------------                    ----------------      ----------------
Jonathan Cohen
Director of research
(since 1999)                                      700,000                             131,250               175,000

Daniel I. DeWolf
Senior vice president
(since 1999)                                      100,000                                   0                     0

Ronald O. Drake
Director of private equity
(since 1999)                                      120,000                              11,666                11,666

Paul Ezekiel
Managing director - investment
banking
(since 1999)                                      392,000                          17,890 (A)                26,835

William C. Feeley
Director of capital markets
(since 1997)                                      350,000                         169,166 (B)               180,832

Lloyd H. Feller
Senior vice president and
co-general counsel
(since 1999)                                      595,000                          74,375 (C)               111,564

Joseph H. Flom
Special advisory board member
(since 1998)                                      151,666                           53,229(D)                55,416

Charles Hall
Managing director - investment
banking
(since 1999)                                      525,000                           34,515(E)                51,772

Everett F. Lang
President - digital trading facility
(since 1999)
                                                  367,500                           45,937(F)                68,905

                                       4

                                                             AS OF NOVEMBER 22, 1999                AS OF DECEMBER 31, 1999
                                              ---------------------------------------------------   -----------------------
                                                                                 NUMBER OF SHARES      NUMBER OF SHARES
                                                 NUMBER OF                       COVERED BY THIS       COVERED BY THIS
                                              SHARES OWNED(1)                       PROSPECTUS           PROSPECTUS(5)
                                              ---------------                    ----------------      ----------------
Robert H. Lessin
Co-chief executive officer,
chairman and Director
(since 1998)                                    4,641,000                        2,683,335(2)(G)          2,906,950

George M. Lieberman
Senior vice president and
chief information officer
(since 1999)                                      280,000                           52,501(H)                70,001

Mark Loehr
Director of investment banking
(since 1999)                                      875,000                          109,375(I)               164,063

Robert C. Mendelson
Senior vice president and
co-general counsel
(since 1999)                                      595,000                           74,375(J)               111,564

Christopher Mulligan
Managing director - investment
banking
(since 1999)                                      525,000                           34,515(K)                51,772

Elliot S. Prince
Managing director - research
(since 1999)                                      420,000                           21,390(L)                32,084

Ronald Readmond
Co-chief executive officer,
vice chairman, president
and Director
(since 1998)                                    1,932,000                          849,334(3)(M)            995,166

Elizabeth Schimel
Head of business development
(since 1999)                                       80,000                            5,000(N)                10,000

M. Bernard Siegel
Chief financial officer
(since 1998)                                      280,000                           70,000(O)                87,500

Harry Silver
Chief administrative officer
(since 1999)                                       80,000                            5,000(P)                10,000


                                       5

                                                             AS OF NOVEMBER 22, 1999                AS OF DECEMBER 31, 1999
                                              ---------------------------------------------------   -----------------------
                                                                                 NUMBER OF SHARES      NUMBER OF SHARES
                                                 NUMBER OF                       COVERED BY THIS       COVERED BY THIS
                                              SHARES OWNED(1)                       PROSPECTUS           PROSPECTUS(5)
                                              ---------------                    ----------------      ----------------

George Tashie
Vice president - sales
(since 1998)                                       70,000                           10,937                   10,937



                              NUMBER OF SHARES         NUMBER OF SHARES COVERED
                                  OWNED(1)                BY THIS PROSPECTUS
                              ----------------         ------------------------
OTHER EMPLOYEES AND
FORMER EMPLOYEES

Michael Benedek                     55,000                       8,750

Susan J. Berkowitz                 350,000                      77,292(Q)

David Bisceglia                     35,000                       2,188

Richard R. Brescia                   7,000                         437

Jeffrey Chapman                     52,500                       3,282

Ronald Conway(4)                    70,000                      70,000

Sanjay Das                          31,413                       3,413

John Devenney(4)                       583                         583

Miriam Eaves(4)                     12,600                      12,600

Matthew Fitch                       24,394                         438

Malik Franklin                      54,600                       5,569

Sean Gormley(4)                     73,500                      14,000

Kenneth W. Graham                    7,000                         437

Michele Hudak                       24,500                       6,562

Tenzing Jangtey                      3,500                         219

Richard Lerner                      52,500                       4,375

Jose Leston                          7,000                         437

Joanne Medvecky                     35,000                       5,833

Elizabeth Morgan                     7,000                         437


                                        7

                              NUMBER OF SHARES         NUMBER OF SHARES COVERED
                                  OWNED(1)                BY THIS PROSPECTUS
                              ----------------         ------------------------
Eve Oliva                           7,000                           437

Julia A. Oliver(4)                210,000                        70,000

Barry Osherow                      69,500                        50,385

Jane Portnoy(4)                     3,500                         3,500

Gene Robbins                        7,000                           438

Saul Rosenthal                     60,000                         5,833

Howard Seibel(4)                    5,950                         5,950

Cornelius Shields IV(4)             8,749                         5,833

Francine Sommer                    72,917                        72,917

William Tkacs(4)                  142,188                       142,188

Nancy Hernandez Toste              35,000                         2,188

Bryan Vaniman                      54,600                         4,633

Diane Vivolo(4)                       875                           875

Peter Weinberg                     66,500                        24,500

Jason Wright                      252,000                       191,770


------------------
(1) Based on ownership as of September 30, 1999. Includes shares issuable to the named individuals upon exercise of currently outstanding options under the Stock Incentive Plan, whether or not presently exercisable, and shares issued to them under written compensation agreements.

(2) Mr. Lessin's ability to sell his shares is restricted by contract. Under the relevant contractual provision, he cannot sell, in any calendar year, more than the sum of one-half of the total number of shares he is permitted to sell under Rule 144 under the Securities Act, plus a percentage of any share amount sold by Capital Z Financial Services Fund II, L.P. in that year, plus any allowable transfer amount carried over from a previous year. If this restriction is waived at any time, Mr. Lessin may use this prospectus to sell all of these shares.

(3) Mr. Readmond's ability to sell his shares is restricted by contract. Under the relevant contractual provision, he cannot sell, in any calendar year, more than the sum of one-half of the total number of shares he is permitted to sell under Rule 144 under the Securities Act, plus a percentage of any share amount sold by Capital Z Financial Services Fund II, L.P. in that year, plus any allowable transfer amount carried over from a previous year. If this restriction is waived at any time, Mr. Readmond may use this prospectus to sell all of these shares.

(4) No longer employed by us.

(5) Also includes shares subject to exercisable options as of December 31, 1999.

(A) Mr. Ezekiel also owns an additional 162,944 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(B) Mr. Feeley also owns an additional 29,166 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(C) This amount consists of 56,875 shares owned by Mr. Feller and 17,500 shares subject to exercisable options. In addition, Mr. Feller also owns an additional 398,125 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(D) This amount consists of 46,666 shares owned by Mr. Flom and 6,563 shares subject to presently exercisable options.

(E) Mr. Hall also owns an additional 271,007 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(F) This amount consists of 14,826 shares owned by Mr. Lang and 31,111 shares subject to exercisable options. In addition, Mr. Lang also owns an additional 143,039 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(G) Mr. Lessin also owns an additional 1,341,665 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(H) This amount consists of 33,058 shares owned by Mr. Lieberman and 19,444 shares subject to exercisable options. Mr. Lieberman also owns an additional 77,777 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(I) Mr. Loehr also owns an additional 765,625 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(J) This amount consists of 56,875 shares owned by Mr. Mendelson and 17,500 shares subject to exercisable options. In addition, Mr. Mendelson also owns an additional 398,125 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(K) Mr. Mulligan also owns an additional 271,007 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(L) Mr. Prince also owns an additional 185,693 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(M) This amount consists of 726,834 shares owned by Mr. Readmond and 122,500 shares subject to exercisable options. In addition, Mr. Readmond also owns an additional 834,166 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(N) This amount consists of 2,500 shares owned by Ms. Schimel and 2,500 shares subject to exercisable options. In addition, Ms. Schimel also owns an additional 37,500 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(O) This amount consists of 35,000 shares owned by Mr. Siegel and 35,000 shares subject to exercisable options.

(P) This amount consists of 2,500 shares owned by Mr. Silver and 2,500 shares subject to exercisable options. In addition, Mr. Silver also owns an additional 37,500 shares still subject to repurchase by us. We will supplement this prospectus as necessary as these shares vest and are no longer subject to this repurchase right.

(Q) This amount includes 71,459 shares owned by Ms. Berkowitz as of September 30, 1999. This amount also includes an additional 5,833 shares owned by Ms. Berkowitz which will no longer be subject to repurchase by us as of December 31, 1999.

                              PLAN OF DISTRIBUTION

         The shares of our common stock covered by this prospectus will be sold, if at all, by the individuals named above, and not by us. The shares may be sold from time to time as follows:

         o on the Nasdaq National Market, in the over-the-counter market, or on a national securities exchange (any of which may involve crosses and block transactions);

         o        to purchasers directly;

         o in ordinary brokerage transactions in which the broker solicits purchasers;

         o through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

         o        through the writing of options on the shares;

         o through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

         o through exchange distributions in accordance with the rules of the applicable exchange;

         o        in any combination of one or more of these methods; or

         o        in any other lawful manner.

         These sales may be made at prices related to the then current market price or otherwise at prices and on terms then prevailing, or in privately negotiated transactions. In effecting sales, a broker or dealer engaged by an individual using this prospectus to sell common stock may arrange for other brokers or dealers to participate in the sale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rules 144 or 701(g) under the Securities Act may be sold thereunder rather than by this prospectus.

         The number of shares to be reoffered or resold by means of this prospectus by each individual named above, and any other individual with whom he or she is cooperating for the purpose of selling our common stock, may not exceed the greater of, during any three-month period, (1) 1% of all outstanding shares of our common stock, (2) the average weekly reported volume of trading in our common stock on the Nasdaq National Market during the four weeks preceding, the date of the receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (3) the average weekly volume of trading in our common stock reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Exchange Act during the four-week period specified in clause (2) above.

         In connection with distributions of the shares or otherwise, an individual using this prospectus to sell common stock may enter into hedging transactions with a broker-dealer. In connection with such a transaction, a broker-dealer may engage in short sales of shares registered hereunder in the course of hedging the positions they assume with the seller. The seller may also sell shares short and deliver the shares to close out such short positions. The seller may also enter into an option or other transaction with a broker-dealer which requires the delivery to the broker-dealer of shares we have registered, which the broker-dealer may resell by this prospectus.

         A seller may pay a broker-dealer or an agent compensation in the form of commissions, discounts or concessions. The broker-dealer and any other participating broker-dealer may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         We may be required to file a supplemented prospectus in connection with any activities involving a seller which may be deemed to be an "underwriting." In that case, a supplement to this prospectus would contain (1) information as to whether an underwriter selected by a seller, or any other broker-dealer, is acting as principal or agent for the seller, (2) the compensation to be received by an underwriter selected by a seller or any broker-dealer, for acting as principal or agent for a seller and (3) the compensation to be received by any other broker-dealer, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such a broker-dealer.

         We have advised the people identified in this prospectus as potential sellers of common stock that during any period when they may be engaged in a distribution of the shares offered by this prospectus, they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any seller, any affiliated purchaser and any broker-dealer or other individual who participates in such a distribution from bidding for or purchasing, or attempting to induce any individual to bid for or purchase any security, that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these factors may affect the marketability of our common stock.

         The people identified in this prospectus as potential sellers of common stock offer to sell all, some or none of the shares covered by this prospectus. Because it is possible that a significant number of shares could be sold simultaneously by means of this prospectus, such sales, or the possibility thereof, may have an adverse effect on the market price of our common stock.


                                 INDEMNIFICATION

         Our Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

         Section 145 of the General Corporation Law of the State of Delaware, as amended, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such individual shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Our By-Laws provide that we shall, to the fullest extent permitted by law, indemnify our officers and directors for liabilities which they may incur under the circumstances described in the preceding paragraph.

         In addition, we have entered into indemnification agreements with our directors, members of our special advisory board and certain of our officers. Under these agreements, we agree to indemnify the individual to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another individual or entity for which that person is performing services at our request. We will not indemnify a person for any breach of loyalty to us or to our stockholders, or if the individual does not act in good faith or for acts involving intentional misconduct, or for acts or omissions falling under Section 174 of the General Corporation Law of the State of Delaware, as amended, or for any transaction from which the individual derives an improper benefit. We agree to indemnify for expenses related to indemnifiable events, and to pay for these expenses in advance. Our obligations to indemnify and to provide advances for expenses are subject to a review process with a reviewer to be determined by our Board of Directors. The rights of directors, special advisory board members and officers under these agreements will not exclude any rights to indemnification otherwise available to them under law or under our Amended and Restated Certificate of Incorporation.

         We have procured standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provisions of our Amended and Restated Certificate of Incorporation, the indemnification agreements with our directors and executive officers or otherwise as a matter of law.


                            VALIDITY OF COMMON STOCK

         The validity of our common stock has been passed upon by Morgan, Lewis & Bockius LLP, New York, New York.


                                     EXPERTS

         Our consolidated financial statements as of March 31, 1999, December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period ended March 31, 1999, the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1996, incorporated in this prospectus by reference to our prospectus dated June 4, 1999 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.